Exhibit 10.3

MID-CON ENERGY PARTNERS, LP

CHANGE IN CONTROL SEVERANCE PLAN

PARTICIPATION AND RESTRICTIVE COVENANT AGREEMENT

This Participation and Restrictive Covenant Agreement (this “Agreement”) is entered into as of _________, 20[•] between Mid-Con Energy GP, LLC (the “Company”), and [PARTICIPANT NAME] (“Participant”).

WHEREAS, the Board of Directors of Mid-Con energy Partners, LP has adopted the Mid-Con Energy Partners, LP Change in Control Severance Plan, effective as of August 1, 2019 (the “Plan”), to provide certain benefits to participants upon a qualifying termination of employment in connection with a “Change in Control” of the Company, as contemplated under the Plan;

WHEREAS, the Plan Administrator (as defined in the Plan) has decided to offer Participant the opportunity to participate in the Plan, subject to the terms of the Plan and this Agreement;

WHEREAS, as a condition of eligibility to participate in the Plan, Participant must agree to be bound by the terms of this Agreement, including the restrictive covenants contained in Section 4, and Participant agrees that participation in the Plan is good and valuable consideration for being subject to the restrictive covenants contemplated in Section 4; and

WHEREAS, Participant acknowledges that Participant has carefully reviewed the Plan and this Agreement and has decided that Participant wishes to enter into this Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Participant agree as follows:

1.Plan.  The terms of the Plan are specifically incorporated herein as a part of this Agreement, and this Agreement shall be a part of and governed by the terms of the Plan, as amended from time to time subject to the limitations on amendment and termination in Section 8(l) of the Plan.  Participant is an intended third-party beneficiary of the Plan.

2.Participation Subject to Execution and Return of this Agreement.  This Agreement and Participant’s designation as a participant in the Plan shall be null and void unless Participant agrees to be bound by and executes this Agreement and returns it to the Company on or before [______, 20[•]] (the “Execution Deadline”).

3.Definitions.  The capitalized terms used, but not defined in this Agreement, shall have the meanings set forth in the Plan.  For purposes of this Agreement and the Plan, the following terms shall have the meanings set forth below:

(a)	“CIC Severance Multiple” shall mean [[thirty-six (36)] [eighteen (18)] [twelve (12)]] months.

(b)	“Severance Period” shall mean the [[36] [18] [12]]-month period beginning on the first day following the Termination Date.

4.Restrictive Covenants.

a.Non-Competition.  Except as authorized by the Company in further of Participant’s employment duties, Participant shall not, at any time during Participant’s employment by the Company or any of its Affiliates and for [12][18][24] months after the termination thereof by either party for any or no reason, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise) engage in, or assist any other person or entity in engaging in, the business of  waterflood oil production (the “Business”), or perform services involving the Business in any executive, managerial, sales, marketing, research or other competitive capacity for any person or entity engaged in the Business, in any geographical area in which the Company is actively conducting material Business as of the Participant’s Termination Date (the “Territory”).

b.Non-Solicitation of Employees.  Except as authorized by the Company in further of Participant’s employment duties, Participant shall not, at any time during Participant’s employment by the Company or any of its Affiliates and for [12][18][24] months after the termination thereof by either party for any or no reason, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise) solicit, induce, or encourage any employee of the Company or any of its Affiliates who is employed on or within six months of the Termination Date to terminate his or her employment with such entity in order to enter into any employment relationship with or perform services for any other person or entity.

c.Non-Solicitation of Customers.  Except as authorized by the Company in further of Participant’s employment duties, Participant shall not, at any time during Participant’s employment by the Company or any of its Affiliates and for [12][18][24] months after the termination thereof by either party for any or no reason, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise) solicit, induce, or encourage any person or entity that, within twelve months before Participant’s Termination Date, has contracted for the Company or any of its Affiliates to provide any goods, service, information or discount (a “Customer”), to contract with Participant or with any person or entity with whom or with which Participant is or becomes associated as an owner, partner, shareholder, member, employee, consultant, independent contractor or substantial creditor (each a “Participant Associate”), to provide any similar goods, service, information or discount or affiliate or otherwise become a Customer of Participant or a Participant Associate.

d.Confidentiality.  Participant shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates all secret or confidential information, knowledge and data relating to the Company and each of its Affiliates, and their respective businesses, in each case except as provided in Section 6 below, including without limitation any data; statistics; financial information; lists; information on the terms and conditions of, and/or copies of contracts; information on identities and capabilities of entities that contract with the Company and/or any of its Affiliates; litigation and claim information; information on identities, compensation and capabilities of the Company’s and each of its Affiliate’s employees (other than Participant) and other service providers; policies and procedures; information about customers, actual and potential financing, merger, acquisition, securities, tax, audit, or other information; information that would be considered “insider information” under the securities laws; Intellectual Property (as defined in Section 4(e)) belonging to the Company or its Affiliate; trade secrets; and other information, which shall have been obtained by Participant during Participant’s employment with the Company or its Affiliates and which shall not be or have become publically known outside of the Company and its Affiliates other than through a violation of law, contract or other obligation (together, “Proprietary Information”).  Participant shall not, at any time during or after Participant’s employment, directly or indirectly, without the prior written consent of the Board, as may otherwise be required by law or legal process, in furtherance of Participant’s employment duties, or as otherwise provided in Section 6 below, use such Proprietary Information or communicate or divulge any such Proprietary Information to anyone (other than an authorized Affiliate of the Company or any such entity’s designee); provided, that if Participant receives actual notice that Participant is or may be required by law or legal process to communicate or divulge any such Proprietary Information, unless otherwise prohibited by law or regulation or as set forth in Section 6 below, Participant shall promptly so notify the Board to allow the Company to seek appropriate protection prior to any such disclosure.

e.Non-Disparagement.  Except as provided in Section 6 below, Participant shall at all times refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company, its Affiliates, or any one of them.

f.Irreparable Harm.  In recognition of the facts that irreparable injury will result to the Company and/or its Affiliates in the event of a breach by Participant of his obligations under Sections 4(a) through 4(f) above, that monetary damages for such breach would not be readily calculable, and that the Company and/or its Affiliates would not have an adequate remedy at law therefor, Participant acknowledges, consents and agrees that, in the event of any such breach, or the threat thereof, the Company and/or its Affiliates shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Participant.

5.Term.This Agreement shall terminate upon the earliest of (i) the date of termination of Participant’s employment by the Company if no benefits are payable under the Plan, (ii) the date the Company satisfies its obligation, if any, to make payments and provide benefits to Participant pursuant to the Plan, (iii) the date on which the Participant’s participation in the Plan is terminated in accordance with Section 2 of the Plan, and (iv) the termination of the Plan in accordance with Section 8(l) of the Plan prior to the date Participant terminates employment with the Company.  Notwithstanding the foregoing, Participant’s obligations under Section 4 shall survive the terms of the Plan and this Agreement.

6.Protected Disclosures.

a.Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Participant from confidentially or otherwise communicating or filing a charge or complaint with, participating in an investigation by, or giving truthful testimony, statements, or other disclosures to, a governmental agency or regulatory entity (including without limitation communication directly with the U.S. Securities and Exchange Commission about a possible securities law violation), in each case without receiving prior authorization from or having to disclose such conduct to the Company, or if properly subpoenaed or otherwise legally required to do so.  This Agreement also does not prohibit Participant from receiving an award (if any) under applicable law for providing truthful information to a governmental agency or regulatory entity.

b.U.S. federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (1) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement limits or otherwise affects any such rights or creates liability for any such protected conduct.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.Adequacy of Consideration.  Participant acknowledges and agrees that Participant’s participation in the Plan and the Severance Benefits to which Participant may be eligible under the Plan is good and valuable consideration for being subject to the terms of the Plan and this Agreement, including the restrictive covenants contemplated in Section 4.

9.Assignment.  This Agreement is for the benefit of and enforceable by the Company and its Affiliates, and may be assigned to any Affiliate or any person or entity which, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any discrete portion thereof.  Any such assignment shall not constitute a termination of Participant’s employment for purposes of this Agreement.  Participant may not assign this Agreement.

10.Judicial Modification; Severability; Governing Law. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, such provision shall be deemed modified and so enforced to the fullest extent possible.  If a court of competent jurisdiction determines that any provision of this Agreement cannot be made enforceable, it shall be severed without affecting the validity or enforceability of any other provision of this Agreement or the Plan, and all other provisions shall remain in full force and effect.  This Agreement is governed by the law of the state in which Participant is employed, without regard to its choice of law rules.

11.Waiver.  A waiver of any right is not enforceable unless in a signed writing, and shall not waive the same or any other right at any other time.

12.Complete Agreement. This Agreement and the Plan constitute the complete agreement between Participant and the Company or any of its Affiliates concerning the subject matter therein and they supersede and replace in its entirety any prior written or oral understandings entered into between the Participant and the Participant or any of its Affiliates, provided, however, that subject to Section 6 above, nothing in this Agreement shall limit or release Participant from any other obligation regarding confidentiality, intellectual or other property, or post-employment competitive activities that Participant has or may have to the Company or any of its Affiliates.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the ___ day of ___________, 20[•].

MID-CON ENERGY GP, LLC

By:

Name:Title:

PARTICIPANT

242680869

Name: